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                                                                    EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT, dated as of September 19, 1995, by and among North Fork Bank, a New York-chartered stock commercial bank ("NFB"), Banco Exterior de Espana, S.A., a banking corporation organized under the laws of the Kingdom of Spain (the "Company"), and Extebank, a New York-chartered stock commercial bank and a wholly-owned subsidiary of the Company (the "Company Bank").

         WHEREAS, the Company Bank is engaged in both domestic and international banking operations;

         WHEREAS, NFB seeks to purchase all of the capital stock of the Company Bank (the "Stock Purchase"), and thereby acquire the domestic banking business of the Company Bank and its Subsidiaries (as hereinafter defined) as such business is described in the draft "Management's Discussion and Analysis of Financial Condition and Results of Operations" (hereinafter referred to as the "Domestic Business");

         WHEREAS, prior to the Stock Purchase, the Company Bank will transfer to the Company the International Business (as hereinafter defined);

         WHEREAS, NFB (which is sometimes hereinafter referred to as the "Surviving Bank") and the Company Bank will enter into a Subsidiary Agreement and Plan of Merger (which shall be a plan of complete liquidation of the Company Bank for purposes of Sections 332(a) and 337(a) of the Internal Revenue Code of 1986, as amended (the "Code")) substantially in the form of Exhibit A hereto
(the "Bank Merger Agreement") providing for the merger (the "Merger") of the Company Bank with and into NFB immediately following the Closing; and
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         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Stock Purchase and also to prescribe certain conditions to the consummation of such transaction.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                         THE PURCHASE AND SALE OF SHARES

         1.1. Transfer of Shares by the Company. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Company agrees to sell 619,597 shares (the "Shares") of the Company Bank's common stock, par value $5.00 per share (the "Common Stock"), and deliver the certificates evidencing the Shares to NFB, free and clear of all Encumbrances (as defined below).

         1.2. Purchase of Shares by the Bank; Purchase Price. Subject to the terms and conditions of this Agreement, NFB agrees to acquire the Shares from the Company and to pay U.S. $47 million (the "Purchase Price") to the Company; provided, that if the Closing Date occurs after January 16, 1996, and if, prior to such date, the covenant contained in Section 5.17 shall have been breached by NFB, the Purchase Price shall be an amount equal to the product obtained by multiplying (i) $47,000,000, (ii) the quotient obtained by dividing (a) the number of days elapsed between January 17, 1996 and the Closing Date by (b) 360 and (iii) the Federal Funds Rate as published in the "Money Rates" section of the Wall Street Journal as of January 17, 1996.
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         1.3. Closing; Payment of Purchase Price. (a) The sale and purchase of the Shares (the "Closing") hereunder shall be deemed to occur at the close of business on the Closing Date (as defined below). Subject to the terms and conditions of this Agreement, the parties hereto shall use their best efforts to cause the Closing Date to be January 2, 1996 or on a business day as soon as reasonably practicable thereafter (the "Closing Date"). The Closing shall take place at 9:00 a.m., local time, on the Closing Date at the offices of NFB's counsel.

              (b)   On the Closing Date, the following actions shall be taken:

              (i) NFB shall pay the Purchase Price to the Company by wire transfer of immediately available funds to such account or accounts as the Company shall designate in writing at least two business days prior to the Closing Date;

              (ii) NFB shall pay up to $1,350,000 of the fees and expenses of the firms listed on Section 2.7 of the Disclosure Schedule;

              (iii) the Company shall deliver certificates for the Shares, duly endorsed in blank or with stock powers duly endorsed in blank, together with such other documents as NFB may reasonably request to evidence the transfer to NFB of good and valid title in and to all of the Shares, free and clear of any and all Encumbrances (as defined below);

              (iv) immediately following the Closing, the Company Bank shall merge into NFB pursuant to the terms of the Bank Merger Agreement; and

              (v) each party shall take such other actions, and shall execute and deliver such other instruments or documents, as shall be required under the terms of this Agreement and the Bank Merger Agreement.

ARTICLE II
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                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to NFB as follows:

         2.1. Corporate Organization. (a) The Company is a corporation duly organized and validly existing under the laws of the Kingdom of Spain.

              (b) The Company Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund to the fullest extent permitted by the Federal Deposit Insurance Act, and all premiums and assessments required to be paid in connection therewith have been paid by the Company Bank. The Company Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as hereinafter defined). Each Subsidiary of the Company Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The articles of organization and by-laws of the Company Bank, copies of which are attached to Section 2.1 of the Disclosure Schedule which is being delivered to NFB
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concurrently herewith (the "Disclosure Schedule"), are true, complete and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term "Material Adverse Effect" means a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Company Bank and its Subsidiaries taken as a whole; provided, however, that for purposes of determining whether any event or condition has had a Material Adverse Effect, the Company Bank and its Subsidiaries shall be considered without regard to the International Business. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

              (c) The minute books of the Company Bank and each of its Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since December 31, 1992 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

         2.2. Capitalization. (a) The Company owns, beneficially and of record, all of the Shares, free and clear of all liens, claims, charges, encumbrances and security interests (collectively, "Encumbrances") whatsoever, and the Shares are duly authorized and validly issued and are fully paid, nonassessable (except to the extent required by Sections 114 and 632 of the New York Banking Law) and free of preemptive rights, with no personal liability attaching to the ownership thereof (except as aforesaid). The authorized capital stock of the Company Bank consists of 619,597 shares of Common Stock all of which shares are issued and outstanding and no shares are held in the Company Bank's treasury. Other than the Shares, there are no shares of
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capital stock of the Company Bank issued or outstanding. There are no shares of
Common Stock reserved for issuance. Except for this Agreement, there are no outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Common Stock or any other equity security of the Company Bank or any securities representing the right to purchase or otherwise receive any shares of Common Stock or any other equity security of the Company Bank.

              (b) Section 2.2(b) of the Disclosure Schedule sets forth a true, complete and correct list of all of the Subsidiaries of the Company Bank. The Company Bank owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all Encumbrances, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. No Subsidiary of the Company Bank has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except for the Subsidiaries of the Company Bank, there are no Affiliates of the Company Bank engaged in the Domestic Business in the Region (as hereinafter defined) other than intercompany transactions between the Company and such Affiliates. As used in this Agreement, the term "Affiliate" shall have the meaning given such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date of this Agreement.
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         2.3. Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by NFB) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally (including laws affecting the rights and remedies of creditors of insured depository institutions).

              (b) The Company Bank has full corporate power and authority to execute and deliver this Agreement and the Bank Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly approved by the Board of Directors of the Company Bank and by the Company as the sole stockholder of the Company Bank, and no other corporate proceedings on the part of the Company Bank are necessary to approve this Agreement and the Bank Merger Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company Bank and (assuming
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the due authorization, execution and delivery by NFB) constitutes a valid and binding agreement of the Company Bank, enforceable against the Company Bank in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally (including laws affecting the rights and remedies of creditors of insured depository institutions). The Bank Merger Agreement, upon execution and delivery by the Company Bank, will be duly and validly executed and delivered by the Company Bank and will (assuming due authorization, execution and delivery by NFB) constitute a valid and binding agreement of the Company Bank, enforceable against the Company Bank in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally (including laws affecting the rights and remedies of creditors of insured depository institutions).

              (c) Except as set forth in Section 2.3(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Company or by the Company Bank nor the execution and delivery of the Bank Merger Agreement by the Company Bank nor the consummation by the Company or the Company Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by the Company or the Company Bank, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Estatutos of the Company or the articles of organization or by-laws of the Company Bank or any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 2.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, the Company Bank or any Subsidiaries of the Company Bank, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company, the Company Bank or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company, the Company Bank or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect.

         2.4. Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), the FDIC under the Bank Merger Act, as amended (the "Bank Merger Act"), the New York State Banking Department (the "Banking Department") under the New York Banking Law, and the approval of, and expiration of waiting periods relating to, such applications and notices, as the case may be, and (b) such additional filings, authorizations, consents or approvals as may be set forth in Section 2.4 of the Disclosure Schedule, no consents or approvals of or filings or registrations with any
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court, administrative agency or commission or other governmental authority or instrumentality, whether foreign, federal, state or local (each a "Governmental Entity") or with any third party are necessary in connection with (1) the execution and delivery by the Company and the Company Bank of this Agreement,
(2) the consummation by the Company and the Company Bank of the transactions contemplated hereby, (3) the execution and delivery by the Company Bank of the Bank Merger Agreement and (4) the consummation by the Company Bank of the Merger and the transactions contemplated by the Bank Merger Agreement except, in each case, for consents, approvals, filings or registrations the failure to obtain or make, either individually or in the aggregate, would not have a Material Adverse Effect.

         2.5. Reports. The Company Bank and each of its Subsidiaries have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1992 with or pursuant to the requirements of (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Banking Department, (iv) any foreign Governmental Entity and (v) any other self-regulatory organization, and have paid all fees and assessments due and payable in connection therewith. Except for examinations conducted by a Governmental Entity in the regular course of the business of the Company Bank and its Subsidiaries, and except as set forth in
Section 2.5 of the Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of the Company Bank, investigation into the business or operations of the Company Bank or any of its Subsidiaries since December 31, 1992. There is no unresolved material violation or material criticism asserted or made by any Governmental Entity contained in any report or statement relating to any examination of the Company Bank or any of its Subsidiaries.

         2.6. Financial Statements. (a) The Company has delivered to NFB copies of (i) the audited consolidated balance sheets of the Company Bank and its Subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended, in each case accompanied by the audit report of Arthur Andersen LLP, independent public accountants with respect to the Company Bank ("Arthur Andersen") and (ii) the audited consolidated balance sheet of the Company Bank and its Subsidiaries as of June 30, 1995 (the "June 30 Balance Sheet") and the related audited consolidated statement of income for the six-month period then ended (the "June 30 Income Statement"), accompanied by the audit report of Arthur Andersen. The December 31, 1994 consolidated balance sheet of the Company Bank and the June 30 Balance Sheet (including in each case the related notes, where applicable) fairly present the consolidated financial position of the Company Bank and its Subsidiaries as of the dates thereof, and the other financial statements referred to in this Section 2.6 (including the related notes, where applicable) fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and not material in amount), the results of the consolidated operations and consolidated financial position of the Company Bank and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved. The books and records of the Company Bank and its Subsidiaries have been, and are being, maintained in all material respects in accordance with generally accepted accounting principles ("GAAP") and any other applicable legal and accounting requirements and reflect only actual transactions.

              (b) The column entitled "Domestic" on the June 30 Balance Sheet fairly presents the pro forma consolidated financial position of the Domestic Business as of the date thereof. The column entitled "Domestic" on the June 30 Income Statement fairly presents the pro forma results of the consolidated operations of the Domestic Business for the fiscal period therein set forth.

         2.7. Broker's Fees. Neither the Company nor the Company Bank nor any of the Subsidiaries of the Company Bank nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged the firms listed on Section 2.7 of the Disclosure Schedule in accordance with the terms of letter agreements, true, complete and correct copies of which are attached to Section 2.7 of the Disclosure Schedule.

         2.8. Absence of Certain Changes or Events. Except as may be set forth in Section 2.8 of the Disclosure Schedule or as expressly permitted by this Agreement, since June 30, 1995: (a) neither the Company Bank nor any of its Subsidiaries has: (i) issued or sold any equity securities; (ii) mortgaged, pledged or subjected to any Encumbrance or lease any of its material assets, tangible or intangible, or permitted or suffered any such asset to be subjected to any Encumbrance or lease, except in the ordinary course of business; (iii) acquired or disposed of any material assets or properties, or entered into any contract for any such acquisition or disposition, except acquisitions and dispositions effected in the ordinary course of business; (iv) solely with
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respect to the Company Bank, declared, paid, or set apart any sum or property for any dividend or other distribution or paid or transferred any funds or property to its shareholders or, directly or indirectly, redeemed or otherwise acquired any of its capital stock; (v) other than in the ordinary course of business, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount in effect as of December 31, 1994, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus; (vi) forgiven or canceled any material indebtedness or contractual obligation; (vii) suffered any material strike, work stoppage, slow-down, or other labor disturbance; (viii) entered into any lease of real or personal property, except for any lease involving payment of amounts not in excess of $25,000 per annum; or (ix) entered into any other material transaction other than in the ordinary course of business; and (b) no event other than changes in general conditions (including laws and regulations) applicable to the banking industry, or in general economic conditions, has occurred which has caused a Material Adverse Effect.

         2.9. Legal Proceedings. (a) Except as set forth in Section 2.9 of the Disclosure Schedule, neither the Company Bank nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company Bank's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (collectively, "Proceedings") against the Company Bank or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect.

               (b) Except as set forth in Section 2.9(b) of the Disclosure Schedule, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company Bank or any of its Subsidiaries or any of their respective assets which has had a Material Adverse Effect.

               (c) Section 2.9 of the Disclosure Schedule sets forth all Proceedings pending as of the date hereof against the Company Bank or any of its Subsidiaries, indicating for each such Proceeding a brief description of the nature of the claim, the remedy sought, the identity of the parties, the forum in which the claim has been brought and the procedural posture of the Proceeding.

         2.10. Taxes. Except as set forth in Schedule 2.10 of the Disclosure Schedule and except as, individually or in the aggregate, would not have a Material Adverse Effect: (a) all returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign tax laws by or on behalf of the Company Bank or any of its Subsidiaries or any affiliated, combined or unitary group of which the Company Bank or any of its Subsidiaries is or was a member ("Returns") have been timely filed and were true, complete and correct;

               (b) the Company Bank and each of its Subsidiaries has paid or has had paid on its behalf, within the time and in the manner prescribed by law, all Taxes for which it is liable including, without limitation, withholding Taxes as described in Sections 1441 and 1442 of the Code or similar provisions under any foreign laws and all withholding from employee wages or other remuneration, or has established reserves with respect thereto pursuant to Section 2.10(c) of the Disclosure Schedule;

              (c) the reserves for Taxes (except for deferred Taxes) reflected on the books and records of the Company Bank and its Subsidiaries are sufficient for the payment of all unpaid Taxes (whether or not currently disputed) which are incurred or may be incurred with respect to the period reflected by such books and records and for all years and periods ended prior thereto;

              (d) reserved;

              (e) the statute of limitations for the assessment of federal income Taxes with respect to the Company Bank and each of its Subsidiaries has expired for all periods through 1990;

              (f) neither the Company Bank nor any of its Subsidiaries has requested any extension of time within which to file any Return, which Return has not since been filed;

              (g) there are no outstanding waivers of any statute of limitations with respect to any taxable year or period or any Return of the Company Bank or any of its Subsidiaries;

              (h) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending against the Company Bank or any of its Subsidiaries;

              (i) no power of attorney has been granted by the Company Bank or any of its Subsidiaries with respect to any matter relating to Taxes which is currently in force;

              (j) there are no liens for Taxes upon any property or assets of the Company Bank or any of its Subsidiaries, except for liens for Taxes not yet due;

              (k) neither the Company Bank nor any of its Subsidiaries (A) is a party to any agreement providing for the allocation or sharing of Taxes or (B) is required to include in income any adjustment pursuant to Section 481(a) of the Code, and none of the Company, the Company Bank or any of its Subsidiaries has knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method;

              (l) neither the Company Bank nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code;

              (m) neither the Company Bank nor any of its Subsidiaries has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code;

              (n) neither the Company Bank nor any of its Subsidiaries has filed a consent pursuant to section 341(f) of the Code or agreed to have section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code);

              (o) no property of the Company or any of its Subsidiaries is property that the Company Bank or any of its Subsidiaries is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168 of the Code;

              (p) neither the Company Bank nor any of its Subsidiaries computes its bad debt reserves in accordance with Section 593 of the Code;

              (q) neither the Company Bank nor any of its Subsidiaries is a "loss corporation" within the meaning of Section 382(k)(1) of the Code;

              (r) the Company Bank is not and, during the applicable period specified in Section 897(c)(1)(ii) of the Code, has not been a United States real property holding company (as defined in Section 897(c)(2) of the Code); and

              (s) neither the Company Bank nor any of its Subsidiaries is subject to the provisions of Section 1503(d) of the Code.

For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

         2.11. Employees. (a) Other than as set forth in Section 2.11(a) of the Disclosure Schedule, there are no employee benefit plans, arrangements or agreements ("Plans") that are maintained or contributed to or required to be contributed to by the Company Bank, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company Bank would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or former employee of the Company Bank or any of its Subsidiaries.

               (b) Except as set forth in Section 2.11(b) of the Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified,
(iii) with respect to each Plan which is an "employee benefit plan" as defined in Section 3(3) of ERISA and which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company Bank, any of its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than
(w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Company Bank, any of its Subsidiaries or the ERISA Affiliates or
(z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no plan which is an "employee benefit plan" as defined in Section 3(3) of ERISA and which is subject to Title IV of ERISA has been terminated or completely or partially withdrawn from so as to result, directly or indirectly, in any liability under Title IV of ERISA of the Company Bank or any of its Subsidiaries that has not been satisfied in full, (vi) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA,
(vii) all contributions or other amounts payable by the Company Bank, any of its

Subsidiaries or any ERISA Affiliates with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither the Company Bank, any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which the Company Bank or any of its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and (ix) there are no material pending, or, to the knowledge of the Company Bank, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto and (x) the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.

               (c) Except as set forth in Section 2.11(c) of the Disclosure Schedule, the Company Bank has no obligations under any stock option or stock performance-based plans of the Company Bank or any of its Subsidiaries.

         2.12. Compliance with Applicable Law. The Company Bank and each of its Subsidiaries hold all licenses, franchises, permits and authorizations (each, a "License") necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to the Company Bank or any of its Subsidiaries, except where the failure to hold such License or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect, and neither the Company Bank nor any of its Subsidiaries knows of, or has received notice of, any material violations of any such laws, statutes, orders, rules, regulations, policies and/or guidelines.

         2.13. Contracts. (a) Except as set forth in Section 2.13(a) of the Disclosure Schedule, neither the Company Bank nor any of its Subsidiaries is a party to or bound by any contract, arrangement, plan, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from NFB, the Company, the Company Bank, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is an agreement involving the payment of more than $40,000 per annum, (iv) which materially restricts the conduct of any line of business by the Company Bank or its Subsidiaries or (v) is a collective bargaining agreement. Each contract, arrangement, plan, commitment or understanding of the type described in this Section 2.13(a), whether or not set forth in Section 2.13(a) of the Disclosure Schedule, is referred to herein as a "Covered Contract". The Company Bank has previously delivered to the Bank true and correct copies of each Covered Contract.

               (b) Except as set forth in Section 2.13(b) of the Disclosure Schedule, (i) each Covered Contract is valid and binding and in full force and effect, (ii) the Company Bank and each of its Subsidiaries have in all material respects performed all obligations required to be performed by it under each Covered Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company Bank or any of its Subsidiaries under any such Covered Contract, except where such default, individually or in the aggregate, would not have a Material Adverse Effect and (iv) no other party to such Covered Contract is, to the knowledge of the Company Bank, in default in any material respect thereunder.

         2.14. Agreements with Regulatory Agencies. Except as set forth in
Section 2.14 of the Disclosure Schedule, neither the Company Bank nor any of its Subsidiaries is subject to any cease-and-desist or other written order or written directive issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 2.14 of the Disclosure Schedule, a "Regulatory Agreement"), any state, federal or foreign bank regulatory authority that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company Bank or any of its Subsidiaries been advised by any state, federal or foreign bank regulatory authority that it is considering issuing or requesting any Regulatory Agreement.

         2.15. Investment Securities. Section 2.15 of the Disclosure Schedule sets forth (i) the book and estimated market value as of August 31, 1995 of the investment securities, mortgage-backed securities and securities held for sale of the Company Bank and its Subsidiaries and (ii) an investment securities report as of such date which includes security descriptions, CUSIP numbers, pool face values, book values and coupon rates. Except for the above-described securities that are Transferred Assets, none of such securities are denominated in currencies other than U.S. dollars, except for such securities which do not have a market value that exceeds U.S. $1,000,000.

         2.16. Undisclosed Liabilities. Except (a) as set forth in the Disclosure Schedule, (b) for those liabilities that are fully reflected or reserved against on the June 30 Balance Sheet, (c) for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 1995 and (d) for liabilities which are being assumed by the Company pursuant to
Section 5.10, neither the Company Bank nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for liabilities that are not material to the Company Bank and its Subsidiaries taken as a whole, without regard to the International Business.

         2.17. Reserved.

         2.18. Environmental Matters. Except as set forth in Section 2.18 of the Disclosure Schedule:

               (a) Each of the Company Bank and its Subsidiaries are, and have been, in compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable decrees, orders and contractual obligations relating to pollution, the discharge of, or exposure to, materials in the environment or workplace ("Environmental Laws"), except for violations which, either individually or in the aggregate, would not and cannot reasonably be expected to have a Material Adverse Effect;

               (b) There is no suit, claim, action or proceeding pending or, to the knowledge of the Company Bank, threatened, before any Governmental Entity or other forum in which the Company Bank or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws (other than with respect to any Loan Property or Participation Facility), or (y) relating to the release, threatened release or exposure to any material described in any of the Environmental Laws (other than with respect to any Loan Property) whether or not occurring at or on a site owned, leased or operated by the Company Bank or any of its Subsidiaries, except where such noncompliance or release would not have, either individually or in the aggregate, in a Material Adverse Effect;

               (c) To the knowledge of the Company Bank, during the period of the Company Bank's or any of its Subsidiaries' ownership or operation of any of their respective current properties, there has been no release of materials in, on, under or affecting any such Property (other than any Loan Property, or Participation Facility), except where such release has not had and cannot reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company Bank, prior to the period of the Company Bank's or any of its Subsidiaries' ownership or operation of any of their respective current properties, there was no release or threatened release of materials in, on, under or affecting any such properties (other than any Loan Property or Participation Facility), except where such release has not had and cannot be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and

         For purposes of this Section 2.18 (x) "Loan Property" means any property in which the Company Bank or any of its Subsidiaries holds a security interest, and, where required, by the context, said term means the owner or operator of such property and (y) "Participation Facility" means any facility in which the Company Bank or any of its Subsidiaries participates in the Management and, where required by the context, said term means the owner or operator of such property.

         2.19. Derivative Transactions, Letters of Credit and Loan Commitments. Except as set forth in Section 2.19 of the Disclosure Schedule and except for Transferred Assets and Transferred Liabilities (as such terms are hereinafter defined) and in the case of clauses (b) and (c) below with respect to such items which in the aggregate are not material in amount, neither the Company Bank nor any of its Subsidiaries (a) is a party to transactions in or involving forwards, futures, options on futures, options, swaps, caps, collars, floors, swaptions, structured notes or other derivative instruments, whether relating to currencies, interest rates, securities or commodities, (b) has entered into or is subject to any commercial letters of credit, standby letters of credit or similar obligations, or (c) has entered into or is subject to any Loan Commitments, however denominated, to extend credit, except such Loan Commitments in U.S. dollars relating to the Domestic Business which are not and should not be classified as "Special Mention", "Substandard", "Doubtful" or "Loss", or words of similar import. The financial position of the Company Bank and its Subsidiaries on a consolidated basis under or with respect to each such disclosed instrument has in all material respects been reflected in the books and records of the Company Bank and its Subsidiaries in accordance with GAAP consistently applied.

         2.20. Loan Portfolio. Except as set forth in Section 2.20 of the Disclosure Schedule and other than with respect to the Transferred Assets, as of the date of this Agreement, neither the Company Bank nor any of its Subsidiaries is a party to any written or oral (i) non-U.S. dollar denominated Loans (as hereinafter defined) with or to any obligor except for such Loans which do not, in the aggregate, exceed U.S. $1,000,000 at any time or (ii) Loan with any director or executive officer of the Company Bank or any of its Subsidiaries, or to the best knowledge of the Company Bank, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing other than residential mortgage loans and consumer credit in accordance with applicable bank regulatory laws.

         2.21. Title to Assets. Except as set forth in Section 2.21 of the Disclosure Schedule and except for Permitted Liens and except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Company Bank, there are no Liens on the real property of the Company Bank or any of its Subsidiaries (the "Fee Properties" and the "Leased Properties" and, collectively, the "Real Property") and each of the Company Bank and its Subsidiaries has (a) good and valid title to the Fee Properties and (b) a valid leasehold interest in the Leased Properties. None of the Company Bank, any Subsidiary of the Company Bank or, to the knowledge of the Company Bank, any other party is in default (and there does not exist any event which with notice or lapse of time or both would constitute a default) under any of the leases relating to the Real Property, except for such defaults thereunder which, in the aggregate, would not have a Material Adverse Effect. To the knowledge of the Company Bank, all such leases referred to in the second preceding sentence are valid and binding and in full force and effect. As used in this Agreement, "Permitted Liens" shall mean liens for current Taxes not yet due or being contested in good faith and for which appropriate reserves under GAAP have been established, Liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, Liens in respect of pledges or deposits under workers' compensation laws or similar legislation, and minor defects in title, none of which, individually or in the aggregate, materially interferes with the use or value of the property subject thereto.

         2.22. Scheduled Assets. Except as set forth in Section 2.22 of the Disclosure Schedule and except for Loans and the Transferred Assets described in
Section 5.10 (a)(i) and 5.10(a)(iii), Schedule A hereto (the "Asset Schedule") sets forth a true, correct and complete list as of the date hereof of all Problem Assets. As used herein, the term "Problem Assets" shall mean (a) all Loans or other assets of the Company Bank or any of its Subsidiaries that are classified (by an examiner of a Governmental Entity or by an internal examiner) as "Special Mention," "Substandard," "Doubtful," "Loss," or otherwise adversely criticized with words of similar import or as "In-Substance Foreclosure" (including an indication of whether such asset is on accrual or non-accrual status), (b) Loans or other assets of the Company Bank or any of its Subsidiaries that are classified as non-performing or non-accrual, and (c) Loans, under the terms of which the obligor is over 90 days delinquent in payment of principal or interest or in default of any other provision. The assets reflected on the Asset Schedule are hereinafter referred to as the "Scheduled Assets."

         2.23. Approvals. As of the date of this Agree- ment, neither the Company nor the Company Bank knows of any reason why all of the Requisite Regulatory Approvals (as hereinafter defined) shall not be obtained.

         2.24. Loans. Except as described on Section 2.24 of the Disclosure Schedule and for the Transferred Assets and except where the failure of any of the following to be true, would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Loan or

Loan Commitment (as such terms are hereinafter defined) of the Company Bank and its Subsidiaries, to the Company's knowledge:

               (a)(i) Each Loan Document (as hereinafter defined) constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, laws governing fraudulent conveyance or equitable subordination and other similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity, (ii) each Loan Document contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization (including realization by judicial foreclosure) of the benefits intended to be provided by the security interest or lien, if any, created and granted by such Loan Document, subject to bankruptcy, insolvency, reorganization, moratorium, laws governing fraudulent conveyance or equitable subordination and other similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity, and (iii) all Liens (as hereinafter defined) in any collateral described in each Loan Commitment and Loan Document as security for each Loan and Loan Commitment constitute valid and perfected Liens in such collateral (assuming the relevant person obligated on or in respect to such Loan or Loan Commitment, including any guarantor, hypothecator or other provider of security (each, a "Debtor") has rights in the collateral as to permit attachment), subject to (x) bankruptcy, insolvency, reorganization, moratorium, laws governing fraudulent conveyance or equitable subordination and other similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity and
(y) federal and state laws relating to fraudulent conveyances and preferences;

               (b) All Loans, Loan Commitments and related Loan Documents were issued, made and maintained in accordance with applicable law; under existing law, there is no valid claim against the Company Bank with respect to, or valid defense to the enforcement of, such Loan or Loan Commitment and neither the Company Bank nor any of its Affiliates has taken or failed to take any action that would, and the transactions contemplated hereby do not, entitle any Debtor or other party to assert successfully any claim or defense against the Company Bank (including without limitation any right not to repay any such obligation or any part thereof);

               (c) None of the rights or remedies under the Loan Documents in favor of the Company Bank have been amended, modified, waived, supplemented, subordinated or otherwise altered by the Company Bank other than in good faith and in the ordinary course of business and all writings and other documents relating to any such amendment, modification, waiver, supplement, subordination or other alteration of any Loan or Loan Commitment are included among the Loan Documents; and

               (d) Each file of Loan Documents pertaining to each Loan includes all documents relating to each such Loan that are necessary to enforce such Loan.

         As used in this Agreement, the term "Liens" shall mean any mortgage, lien, pledge, charge, assignment for security purposes, security interest, or encumbrance of any kind, including any related unconditional sale agreement or capital lease or other title retention agreement.

ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                     OF NFB

         NFB hereby represents and warrants to the Company as follows:

         3.1. Corporate Organization. NFB is a commercial bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposit accounts of NFB are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by NFB. Each of NFB's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

         3.2. Authority; No Violation. (a) NFB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of NFB and no other corporate proceedings on the part of NFB are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NFB and (assuming the due authorization, execution and delivery by the Company and the Company Bank) constitutes a valid and binding agreement of NFB, enforceable against NFB in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally (including laws affecting the rights and remedies of creditors of insured depository institutions).

               (b) NFB has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of NFB and by North Fork Bancorporation, Inc. as the sole stockholder of NFB, and no other corporate proceedings on the part of NFB are necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by NFB, will be duly and validly executed and delivered by NFB and will (assuming the due authorization, execution and delivery by the Company Bank) constitute a valid and binding agreement of NFB, enforceable against NFB in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally (including laws affecting the rights and remedies of creditors of insured depository institutions).

               (c) Neither the execution and delivery of this Agreement or the Bank Merger Agreement by NFB, nor the consummation by NFB of the transactions contemplated hereby or thereby, nor compliance by NFB with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of NFB or any of its Affiliates or (ii) assuming that the consents and approvals referred to in Section 3.3 are duly obtained,
(x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NFB or any of its Affiliates or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of NFB or any of its Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NFB or any of its Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not prevent or materially delay NFB from performing its obligations hereunder.

         3.3. Consents and Approvals. Except for the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, the FDIC under the Bank Merger Act and the Banking Department under the New York Banking Law, and the approval of, or expiration of waiting periods relating to, such applications and notices, as the case may be, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by NFB of this Agreement and the Bank Merger Agreement and the consummation by NFB of the transactions contemplated hereby and thereby except, in each case, for consents, approvals, filings or registrations the failure to obtain or make, either individually or in the aggregate, would not prevent or materially delay NFB from performing its obligations hereunder.

         3.4. Approvals. As of the date of this Agreement, NFB does not know of any reason why all of the Requisite Regulatory Approvals shall not be obtained.

         3.5. Financing. NFB has current assets or other financial arrangements such that at the Closing, NFB will have funds sufficient to enable it to carry out its obligations under this Agreement.

ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         4.1. Covenants of the Company and the Company Bank. During the period from the date of this Agreement and continuing until the Closing, except as expressly contemplated or permitted by this Agreement or with the prior written consent of NFB, the Company shall cause the Company Bank to carry on its business in the ordinary course consistent with past practice. The Company shall cause the Company Bank to use its best efforts to (x) preserve its business organization and that of its Subsidiaries intact and (y) keep available to itself and the Company Bank the present services of the employees of the Company Bank and its Subsidiaries. Without limiting the generality of the foregoing, and except as set forth in Section 4.1 of the Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by NFB, the Company shall not permit the Company Bank or any of its Subsidiaries to:

               (a) other than as necessary to effectuate the provisions of this Agreement, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

               (b) Reserved.

               (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

               (d) amend its Articles of Organization, By-laws or other similar governing documents;

               (e) enter into any new line of business;

               (f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Domestic Business, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practices;

               (g) Reserved.

               (h) change its methods of accounting in effect at June 30, 1995, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company Bank's independent auditors;

               (i) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Company Bank or any Subsidiary of the Company Bank and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof;

               (j) except as set forth in Section 4.1 of the Disclosure Schedule or as expressly contemplated by this Agreement, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements, other than pursuant to existing contracts or commitments that are not, individually or in the aggregate, material to the Domestic Business or activities in the ordinary course of business consistent with past practice (including disposal of real property acquired by the Company Bank or any of its Subsidiaries in satisfaction of a debt previously contracted in a manner consistent with past practice);

               (k) other than in the ordinary course of business consistent with past practice, incur or assume any liabilities or incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

               (l) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

               (m) commit any act or omission which constitutes a material breach or default by the Company Bank or any of its Subsidiaries under any material agreement or license to which the Company Bank or any of its Subsidiaries is a party or by which any of them or their respective properties is bound;

               (n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past banking practices;

               (o) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company Bank or any of its Subsidiaries is a party or by which the Company Bank or any of its Subsidiaries or their respective properties are bound;

               (p) take any action which would cause the termination or cancellation by the FDIC of insurance in respect of the Company Bank's deposits; or

               (q) agree to do any of the foregoing.

ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1. Regulatory Matters. (a) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

               (b) The parties hereto shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of the parties hereto or any of their respective Subsidiaries to any Governmental Entity in connection with the Stock Purchase and the Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement.

               (c) The parties hereto shall promptly furnish each other with copies of written communications received by any of them or any of their respective Subsidiaries, Affiliates or Associates (as such term is defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby and by the Bank Merger Agreement.

         5.2. Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall cause the Company Bank and each of its Subsidiaries to afford to the officers, employees, accountants, counsel and other representatives of NFB, access, during normal business hours during the period prior to the Closing, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, the Company shall cause the Company Bank and its Subsidiaries to make available to NFB (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of Federal or state laws (other than reports or documents which the Company Bank is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as NFB may reasonably request. Neither the Company Bank nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company Bank's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. NFB will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated September 15, 1995, between NFB and the Company (the "Confidentiality Agreement").

               (b) Any information furnished by NFB to the Company or the Company Bank and their representatives pursuant hereto shall be treated as the sole property of NFB and, if the Stock Purchase shall not occur, the Company and the Company Bank and their representatives shall return to NFB all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The Company and the Company Bank shall, and shall use their respective best efforts to cause their representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Stock Purchase is abandoned and shall not apply to (i) any information which (x) was already in the Company's or the Company Bank's possession prior to the disclosure thereof by NFB; (y) was then generally known to the public; or (z) was disclosed to the Company or the Company Bank by a third party not bound by an obligation of confidentiality that was known or that reasonably should have been known to the Company or the Company Bank or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the Company or the Company Bank is nonetheless, in the opinion of its counsel, compelled to disclose information concerning NFB to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, the Company or the Company Bank, as the case may be, may disclose such information to such tribunal or governmental body or agency without liability hereunder.

               (c) No investigation by NFB shall affect the representations, warranties, covenants or agreements of the Company or the Company Bank set forth herein, including, without limitation, the indemnification obligations contained in Article VIII hereof.

         5.3. Legal Conditions to Stock Purchase and the Merger. Each of NFB, the Company and the Company Bank shall, and shall cause its Subsidiaries to, use their best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Stock Purchase or the Merger and, subject to the conditions set forth in Article VI hereof, to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or NFB or any of their respective Subsidiaries in connection with the Stock Purchase and the Merger and the other transactions contemplated by this Agreement.

         5.4. Employee Benefit Plans. The employees of the Company Bank associated with the Domestic Business (the "Company Bank Employees") shall be entitled to participate in NFB's employee benefit plans in which similarly situated employees of NFB participate, to the same extent as comparable employees of NFB. As of the Closing, NFB shall permit the Company

Bank Employees to participate in NFB's group hospitalization, medical, life and disability insurance plans (the "NFB Welfare Plans") on the same terms and conditions as applicable to comparable employees of NFB. NFB shall cause to be waived any preexisting condition restrictions otherwise applicable under any NFB Welfare Plan to a Company Bank Employee or his or her covered dependents (but only to the extent waived immediately prior to the Closing Date under any similar plan of the Company Bank with respect to such employee or dependent) and give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred, amounts paid by and amounts reimbursed to Company Bank Employees with respect to similar plans maintained for their benefit immediately prior to the Closing Date. As of the Closing, NFB shall permit the Company Bank Employees to participate in NFB's defined benefit pension plan, thrift plan, severance, and similar plans on the same terms and conditions as employees of NFB and its Subsidiaries, giving effect (solely for purposes of NFB's defined benefit pension plan and thrift plan) to years of service with the Company Bank and its Subsidiaries (to the extent the Company Bank gave effect) as if such service were with NFB, for purposes of eligibility to participate and vesting, but not for benefit accrual purposes. With respect to the Company Bank Savings Plan and Pension Plan, the parties hereto shall cooperate in effecting a transfer of assets and liabilities under such plan that will result in the Company retaining liability for the benefits of Transferred Employees and former employees of the Company Bank and its Subsidiaries and NFB and the Company Bank retaining liability for the benefits of Company Bank Employees.

         5.5. Subsequent Interim Financial Statements. As soon as reasonably available, but in no event more than 30 days after the end of each fiscal quarter ending after the date of this

Agreement, upon the request of NFB, the Company Bank will deliver to NFB its unaudited consolidated balance sheets and related statements of income, shareholders' equity and cash flows for the fiscal quarter then ended, in each case prepared on the same basis as the June 30 Balance Sheet and the June 30 Income Statement and separately reflecting the International Business and the Domestic Business.

         5.6. Additional Agreements. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, or the Bank Merger Agreement, or to vest the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Stock Purchase or the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by NFB.

         5.7. Advice of Changes. From time to time prior to the Closing (and on the date prior to the Closing Date), the Company will promptly (or, in the case of the matters described below that are not material, within a reasonable time following the discovery of such matter) supplement or amend the Disclosure Schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purpose of determining the accuracy of the Company's representation and warranties, the satisfaction of any of the conditions set forth in Article VI hereof, the compliance by the Company with its covenants and agreements contained herein or the obligation of the Company to indemnify NFB pursuant to Article VIII hereof.

         5.8. Current Information. During the period from the date of this Agreement to the Closing, the Company Bank will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of NFB and to report (i) the general status of the ongoing operations of the Company Bank and its Subsidiaries and (ii) the status of, and the action proposed to be taken with respect to, those Loans held by the Company or any Subsidiary of the Company which are non-performing assets and which are not reflected on the Asset Schedule. The Company Bank will promptly notify NFB of any material change in the normal course of business or in the operation of the properties of the Company Bank or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Company Bank or any of its Subsidiaries, and will keep NFB fully informed of such events.

         5.9. Execution and Authorization of Bank Merger Agreement; Consummation of the Merger. NFB and the Company Bank shall execute and deliver the Bank Merger Agreement. The parties hereto shall take all necessary action to effect the Merger immediately following the Closing.

         5.10. Transfer of the International Business. (a) At or prior to the Closing, the Company shall cause the Company Bank to transfer, assign, convey and deliver to the Company, and the Company shall acquire from the Company Bank, all of the business and operations of the Company Bank conducted as part of the "International Operations" of the Company Bank as described in the draft "Management's Discussion and Analysis of Financial Condition and Results of Operations" attached to Section 5.10 of the Disclosure Schedule (such business and operations being referred to herein as the "International Business"), and all right, title and interest of the Company Bank as of the Closing Date in and to the assets, rights, properties, claims and contracts in respect of the International Business as of the close of business on the Closing Date, including without limitation the Transferred Assets (provided that for purposes of determining compliance with this covenant for purposes of satisfaction of the condition to closing set forth on Section 6.2(b) (and not for any other purpose, including without limitation under clause (c) of Section 8.1), such compliance shall be determined solely with reference to the Transferred Assets).

         As used herein, the term "Transferred Assets" shall mean:

              (i) assets of the Company Bank which are reflected on the June 30 Balance Sheet under the column entitled "International" (collectively, "Balance Sheet Assets") except to the extent that any such assets have previously been disposed of by the Company Bank;

              (ii) the Scheduled Assets, except to the extent that any such assets have previously been disposed of by the Company Bank;

              (iii) any assets of the Company Bank acquired or generated subsequent to June 30, 1995 which, based on the criteria used by the Company Bank and Arthur Andersen (the "AA Criteria") in establishing the June 30 Balance Sheet (which criteria are described in the notes to the June 30 Balance Sheet (it being understood that such criteria may not necessarily specifically articulate a basis for allocating each and every asset and liability to either the International Business or the Domestic Business)), would have been reflected on the June 30 Balance Sheet under the column entitled "International" if such assets had been acquired or generated as of June 30, 1995 (collectively, the "After-Acquired Assets"), except to the extent that any such assets have previously been disposed of by the Company Bank;

              (iv) earned and unpaid interest with respect to any Loan which constitutes a Balance Sheet Asset, a Scheduled Asset or an After-Acquired Asset;

              (v) Assumed Contracts and Other Obligations (as hereinafter defined);

              (vi)   books and records related to the In- ternational Business;

              (vii) all accounts as to which the Company Bank or any of its Subsidiaries acts as a fiduciary, including but not limited to accounts for which any of such entities serves as a trustee, agent, custodian, personnel representative, guardian, conservator, or investment advisor (collectively, the "Fiduciary Business"); and

              (viii) such additional liquid securities or cash as may be necessary to prevent the Company Bank from having shareholders' equity at the Closing Date in excess of the amount referred to in Section 5.15 of this Agreement.

         As used herein, the term "Assumed Contracts and Other Obligations" means those Contracts (as hereinafter defined) and all other obligations or liabilities of the Company Bank or any of its Subsidiaries relating to or arising from the International Business, except in each case those expiring or terminating between the date hereof and the Closing Date. As used herein, the term "Contracts" means any arrangement, note, bond, commitment, franchise, guarantee, indemnity, instrument, license or other agreement, understanding or obligation, whether written or oral, and all rights, interests and obligations arising thereunder or in connection therewith, in each case relating to or arising from the International Business.

         Notwithstanding anything to the contrary contained in this Agreement, the Transferred Assets shall not include the following assets, which assets shall remain as assets of the Company Bank following the Closing:

              (i) all of the branch offices of the Company Bank, which branch offices are listed in Section 5.10 of the Disclosure Schedule;

              (ii) the Company Bank's charter documents, non-transferable licenses, permits, charters, corporate seals, minute books, stock books and other corporate records having to do with the corporate organization and capitalization of the Company Bank, and all records relating to Taxes; provided, however, that the Transferred Assets shall include copies of all records relating to those Taxes constituting Transferred Liabilities reasonably requested by the Company and, if the Company is requested by any Governmental Entity or required in connection with any suit, action or proceeding to produce originals of such records, NFB shall provide such originals to the Company for such purpose;

              (iii) the Company Bank's personnel records pertaining to any employees of the Company Bank, personnel references and security or background investigation materials which were prepared or obtained at the time of hiring with respect to employees of the Company Bank and any other books and records which the Company Bank is required by law to retain, provided that the Transferred Assets shall include copies of any portion of such retained books and records that relate to the employees of the International Business reasonably requested by the Company and, if the Company is requested by any Governmental Entity or required in connection with any suit, action or proceeding to produce originals of such records, NFB shall provide such originals to the Company for such purpose.

               (b) At or prior to the Closing, the Company shall assume, agree to pay, perform and discharge when due all liabilities and obligations relating to in any manner or arising out of the International Business, whether primary or secondary, direct or indirect, absolute or contingent, contractual, tortious or otherwise, including without limitation the Transferred Liabilities (provided that for purposes of determining compliance with this covenant for purposes of satisfaction of the condition to closing set forth on Section 6.2(b) (and not for any other purpose, including without limitation under clause (c) of Section 8.1), such compliance shall be determined solely with reference to the Transferred Liabilities). As used herein, the term "Transferred Liabilities" shall mean:

              (i) liabilities of the Company Bank which are reflected on the June 30 Balance Sheet under the column entitled "International" (collectively, "Balance Sheet Liabilities") except to the extent that any such liabilities have previously been satisfied or discharged by the Company Bank;

              (ii) any liabilities of the Company Bank acquired, generated or incurred subsequent to June 30, 1995 which, based on the AA Criteria, would have been reflected on the June 30 Balance Sheet under the column entitled "International" if such liabilities had been acquired, generated or incurred as of June 30, 1995 (collectively, the "After-Acquired Liabilities") except to the extent that any such liabilities have previously been satisfied or discharged by the Company Bank;

              (iii) obligations under Loans and Loan Commitments (as hereinafter defined) included as part of the International Business and obligations under Loan Documents (as hereinafter defined) relating to such Loans and Loan Commitments;

              (iv)   obligations under Assumed Contracts and Other Obligations;

              (v) liabilities that may arise in connection with any litigation or other claim that has been or may be brought against the Company Bank or any of its subsidiaries or any of their respective directors or NFB as the successor to the Company Bank in connection with or arising out of the International Business, the Fiduciary Business (as hereinafter defined) or in respect of NFB's indemnification obligations with respect thereto, including without limitation those claims against the Company Bank described in Section 5.10 of the Disclosure Schedule;

              (vi) obligations arising under participation arrangements sold to third parties with respect to Loans and Loan Commitments included in the Transferred Assets;

              (vii) all Employment Liabilities (as hereinafter defined) relating to the transfer of employment contemplated by Section 5.10(c); and

              (viii) all obligations and liabilities relating to, or arising out of, the Fiduciary Business.

         As used herein, the term "Loan" shall mean all:

              (i) loans, advances or other extensions of credit, including interests in loan participations and assignments, customer liabilities on letters of credit, bankers acceptances and participations in letters of credit (including in all cases loans made to pay interest accruing on loans, whether or not due or payable (sometimes referred to as capitalized interest)); and

              (ii) all amendments, modifications, renewals, extensions, refinancings and refundings of or for any of the foregoing.

         As used herein, the term "Loan Commitments" shall mean the collective reference to each commitment or obligation to extend credit to any person (including pursuant to a letter of credit or banker's acceptance) or to participate therein, whether or not such commitment, obligation or participation has been accepted or utilized by such person.

         As used herein, the term "Loan Documents" shall mean the agreements, instruments, certificates, or other documents at any time evidencing or otherwise relating to, governing, or executed in connection with, or as security for, a Loan or Loan Commitment, including without limitation, notes, bond, loan agreements, letter of credit applications, letters of credit, lease financing contracts, bankers' acceptances, drafts, guarantees, deeds of trust, mortgages, assignments, security agreements, pledges, subordination or priority agreement, lien priority agreements, undertakings, security instruments, financing statements, certificates, documents, legal opinions, participation and assignment agreements and inter-creditor agreements, and all amendments, modifications, renewals, extensions, rearrangements, and substitutions with respect to any of the foregoing.

         (c) Prior to the Closing, the Company shall cause those employees of the Company Bank listed on Section 5.10(c) of the Disclosure Schedule (the "Transferred Employees") to be transferred to the employ of the Company and, at the time of such transfer, such employees shall cease to be employees of the Company Bank.

         5.11. Reserved.

         5.12. Intercompany Accounts Settlement. Prior to the Closing, (a) the Company Bank and its Subsidiaries shall pay and discharge all amounts of intercompany indebtedness owed by the Company Bank or any of its Subsidiaries to the Company or any Affiliate of the Company (other than the Company Bank and its Subsidiaries) and (b) the Company shall pay and discharge (or cause to be paid and discharged) all amounts of intercompany indebtedness owed by the Company or any Affiliate (other than the Company Bank and its Subsidiaries) to the Company Bank or any of its Subsidiaries.

         5.13. Termination of Intercompany Agreements. Other than as expressly contemplated by this Agreement, the Company shall, and will cause each of its Affiliates (other than the Company Bank and its Subsidiaries) to terminate, effective at or prior to Closing, in accordance with their terms, any and all agreements then in effect as between the Company, any Affiliate of the Company (other than the Company Bank or any of its Subsidiaries) or any predecessor thereof, on the one hand, and the Company Bank or any of its Subsidiaries, on the other hand and, at such time, all rights under any such agreement shall terminate and all liabilities under any such agreement shall be paid and discharged in accordance with the provisions of Section 5.13. Notwithstanding the foregoing, the parties shall enter into mutually satisfactory arrangements with respect to assets on the books of the Company that are currently being serviced by the Company Bank.

         5.14. Covenants Not to Compete and Solicit. From and after the Closing Date and continuing until the eighteen-month anniversary thereof, the Company shall not, and shall not permit any of its Subsidiaries to: (a) directly or indirectly acquire or establish any office in the boroughs of Queens or Brooklyn or the counties of Nassau or Suffolk (together, the "Region") which is engaged in the business of accepting deposits or originating loans or (b) solicit loans or other products or services of the type currently made or offered by the Domestic Business to any persons who reside (in the case of individuals) or conduct the substantial part of their business in the Region.

         5.15. Shareholders' Equity. (a) No later than December 15, 1995, the Company shall deliver to NFB a pro forma consolidated balance sheet of the Company Bank as of November 30, 1995, giving effect to the transfer of the International Business as contemplated by Section 5.10 hereof and prepared on the basis and with the adjustments set forth in this Section 5.15 (the "November 30 Balance Sheet"). From and after the delivery of the November 30 Balance Sheet, the parties hereto shall monitor the assets and the liabilities of the Company Bank on a regular and frequent basis and shall cooperate and act in good faith to jointly prepare a consolidated balance sheet of the Company Bank as of the close of business on the business day immediately preceding the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with GAAP applied on a consistent basis with the preparation of the June 30 Balance Sheet, subject to the adjustments referred to in this Section 5.15.

               (b) The Company and the Company Bank shall take all actions necessary to cause the shareholders' equity of the Company Bank as reflected on the Closing Balance Sheet to be $30 million after taking into account (i) the transfer of the International Business (together with the Transferred Assets and Transferred Liabilities) as contemplated by Section 5.10 hereof, (ii) the application of Financial Accounting Standards No. 115 ("FAS 115"), (iii) the establishment of the amounts referred to in paragraph (c) of this Section 5.15, and (iv) the exclusion referred to in clause (z) of paragraph (d) of this Section 5.15.

               (c) The Company shall establish as liabilities on the Closing Balance Sheet (whether or not in accordance with GAAP) amounts equal to (i) except as otherwise provided below, all Employment Liabilities with respect to the employment or termination of employment of employees or former employees (including, without limitation, the Transferred Employees (as hereinafter defined)) of the Company Bank or any of its Subsidiaries incurred, or arising out of, events occurring (or, in the case of medical benefits, claims incurred) on or prior to the Closing Date (collectively, "Pre-Closing Employee Liabilities"), to the extent not theretofore discharged; (ii) all liabilities and obligations for Taxes of the Company Bank and its Subsidiaries arising in or attributable to any Pre-Closing Period (as hereinafter defined), including, without limitation, any liabilities for Taxes arising out of, attributable to, or incurred in connection with or with respect to, any of the transactions contemplated by this Agreement, and any ad valorem, withholding, real or personal or intangible property, sales or other Taxes which are not due or assessed until after the Closing Date but which are attributable to any Pre-Closing Period (collectively, "Pre-Closing Tax Liabilities") in each case to the extent not theretofore discharged; (iii) all fees, costs and expenses incurred or payable by the Company Bank in connection with the transactions contemplated by this Agreement, except as set forth in Section 1.3(b)(ii), to the extent not theretofore discharged (the "Transactional Costs"), (iv) all attorney and accounting fees, costs and expenses incurred or payable by the Company Bank or any of its Subsidiaries for the period on or prior to the Closing Date, whether or not incurred or payable in the ordinary course of business and including without limitation any such fees and expenses incurred in connection with any potential securities offering by the Company Bank or any current or proposed Affiliate thereof, to the extent not theretofore discharged (the "Professional Fees") and (vi) all current costs and expenses incurred in connection with the operation of the Company Bank for the period on or prior to the Closing Date (the "Current Expenses"). As used herein, the term "Employment Liabilities" shall mean any liabilities, obligations, losses, claims, demands, suits, actions, damages, costs, expenses or commitments related to compensation, retirement benefits, severance or other welfare benefits ("Costs"), whether arising under a plan, agreement, arrangement, policy, understanding or applicable federal, state or local law, other than Costs in respect of the contract identified in Section 2.8(v) of the Disclosure Schedule.

               (d) The parties hereto acknowledge that certain of the Transferred Assets may not be transferable from the Company Bank to the Company as a matter of law, contract or otherwise (any such asset being referred to herein as a "paragraph (d) asset"). The parties hereto agree that in the case of
(i) paragraph (d) assets and (ii) tax assets (other than the deferred tax asset relating to the Domestic Business), (x) NFB shall hold all such assets for the benefit of the Company, (y) any cash or other property received by NFB in respect of any such assets shall be delivered by NFB to the Company within five business days after receipt thereof by NFB, and (z) none of such assets shall be reflected on the Closing Balance Sheet.

               (e) Neither compliance by NFB with this Section 5.15 nor the consummation by NFB of the Stock Purchase in reliance on the Closing Balance Sheet shall affect the representations, warranties, covenants or agreements of the Company or the Company Bank set forth herein, including, without limitation, the covenants of the Company contained in this Section 5.15 and the indemnification obligations contained in Article VIII hereof.

               (f) Within five business after the Closing Date, the parties shall complete the preparation of a balance sheet as of the close of business on the Closing Date (the "Final Balance Sheet"). The Final Balance Sheet shall be prepared on the same basis as the Closing Balance Sheet and shall reflect all of the adjustments referred to in this Section 5.15. In the event the amount reflected as shareholders' equity on the Final Balance Sheet is less than $30 million, then on the next business day after the completion of the Final Balance Sheet the Company shall pay to NFB in immediately available funds the amount by which $30 million exceeds the amount of shareholders' equity on the Final Balance Sheet. In the event the amount reflected as shareholders' equity on the Final Balance Sheet is more than $30 million, then on the next business day after the completion of the Final Balance Sheet NFB shall pay to the Company in immediately available funds the amount by which the amount of shareholders' equity on the Final Balance Sheet exceeds $30 million. Any payments made pursuant to the preceding two sentences shall be with interest from but not including the Closing Date to and including the date of payment at the rate set forth in Section 1.2 hereof. If for any reason the parties are unable to agree on all aspects of the Final Balance Sheet within such five business day period, then the parties shall jointly select an independent accounting firm to resolve any disputes between the parties. The determination of such firm shall be binding upon the parties and any amount determined to be due from one party to the other shall be paid in immediately available funds (together with interest from and after the Closing Date at the rate set forth in Section 1.2 hereof) on the business day immediately following the date of such determination. The party who is required to make a payment pursuant to the preceding sentence shall pay all of the fees and expenses of such accounting firm.

         5.16. FIRTPA Compliance. The Company shall deliver at the Closing to NFB a certification that the stock of the Company Bank does not constitute a U.S. real property interest in a form which complies with the requirements of
Section 1445 of the Code and the regulations promulgated thereunder.

         5.17. Certain Actions. Except as disclosed in writing prior to the date hereof by NFB or its legal counsel, NFB will not take any action that would jeopardize or materially delay the receipt of the Requisite Regulatory Approvals.

         5.18 Fiduciary Business. NFB shall indemnify the directors of the Company Bank against and hold each of them harmless from any and all claims in respect of, relating to, or arising out of, the Fiduciary Business.

ARTICLE VI

                              CONDITIONS PRECEDENT

         6.1. Conditions to Each Party's Obligation To Effect the Stock Purchase. The respective obligation of each party to effect the Stock Purchase shall be subject to the satisfaction at or prior to the Closing of the follow-ing conditions:

              (a) Approvals. All regulatory approvals required to consummate the transactions contemplated hereby and by the Bank Merger Agreement (including the Stock Purchase and the Merger) shall have been obtained and shall remain in full force and effect (all such approvals being referred to herein as the "Requisite Regulatory Approvals") and all statutory waiting periods in respect thereof shall have expired.

              (b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Stock Purchase, the Merger or any of the other transactions contemplated by this Agreement or the Bank Merger Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Stock Purchase or the Merger.

         6.2. Conditions to Obligations of NFB. The obligation of NFB to effect the Stock Purchase is also subject to the satisfaction or waiver by NFB at or prior to the Closing of the following conditions:

              (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (other than the representation contained in Section 2.9(c)) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. NFB shall have received a certificate signed on behalf of the Company by the Managing Director of the Company to the foregoing effect.

              (b) Performance of Obligations of the Company and the Company Bank. Each of the Company and the Company Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NFB shall have received a certificate signed on behalf of the Company by the Managing Director of the Company to such effect.

              (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

              (d) Legal Opinion. NFB shall have received the opinion of Davis Polk & Wardwell, counsel to the Company, dated the Closing Date, covering the matters set forth on Exhibit 6.2(d)(a) and Spanish counsel to the Company, who may be an employee of the Company, covering the matters set forth on Exhibit 6.2(d)(b). As to any matter in such opinion which involves matters of fact or matters relating to laws other than Federal or New York law, such counsel may rely upon the certificates of officers of the Company and the Company Bank and of public officials and opinions of local counsel, reasonably acceptable to NFB, provided a copy of such reliance opinion shall be attached as an exhibit to the opinion of such counsel.

              (e) Shareholders' Equity. The shareholders' equity of the Company Bank, as reflected on the books and records of the Company Bank, in accordance with GAAP, taking into account the application of FAS 115, as of the Closing Date and subsequent to the transfer of the International Business (together with the Transferred Assets and Transferred Liabilities) as contemplated by Section 5.10 hereof and the establishment of the amounts referred to in Section 5.15 hereof, shall not be less than $30,000,000.

              (f) Loan Loss Reserve. The loan loss reserve of the Company Bank, as reflected on the books and records of the Company Bank, as of the Closing Date and subsequent to the transfer of the International Business as contemplated by Section 5.10 hereof, shall not be less than $6,006,900 minus the amount equal to one-half of the carrying value of the loan set forth in the Asset Schedule.

         6.3. Conditions to Obligations of the Company and the Company Bank. The obligation of each of the Company and the Company Bank to effect the Stock Purchase is also subject to the satisfaction or waiver by the Company or the Company Bank at or prior to the Closing of the following conditions:

              (a) Representations and Warranties. The representations and warranties of NFB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the foregoing condition, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, will prevent the consummation of the transactions contemplated hereby.

              (b) Performance of Obligations of NFB. NFB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

              (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

              (d) Legal Opinion. The Company shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to NFB, dated the Closing Date, covering the matters set forth on Exhibit 6.3(d). As to any matter in such opinion which involves matters of fact or matters relating to laws other than Federal or New York law, such counsel may rely upon the certificates of officers of NFB and of public officials and opinions of local counsel, reasonably acceptable to the Company and the Company Bank, provided a copy of such reliance opinions shall be attached as an exhibit to the opinion of such counsel.

ARTICLE VII

                           TERMINATION AND AMENDMENT

         7.1. Termination. This Agreement may be terminated at any time prior to the Closing:

              (a) by mutual consent in writing of the Company and NFB;

              (b) by either NFB or the Company upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental

Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if such denial or request or recommendation for withdrawal or failure to file and request for rehearing or an amended application shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

              (c) by either NFB or the Company if the Closing shall not have occurred on or before April 30, 1996, unless the failure of the Closing to occur or the Requisite Regulatory Approvals to have been obtained by such respective dates shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

              (d) by either NFB or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 6.2(a) (in the case of a breach of representation or warranty by the Company) or Section 6.3(a) (in the case of a breach of representation or warranty by NFB); provided, further, however, that no party may terminate this Agreement under this subsection (d) prior to December 31, 1995;

              (e) by either NFB or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto; provided, however, that no party may terminate this Agreement under this subsection (e) prior to December 31, 1995.

         7.2. Effect of Termination; Expenses. (a) In the event of termination of this Agreement by either NFB or the Company as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that (i) the last sentence of Section 5.2(a), and Sections 5.2(b), 7.2 and 10.1, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

              (b) In the event (i) this Agreement is terminated by the Company or the Stock Purchase is otherwise abandoned, (ii) NFB shall have breached the covenant contained in Section 5.17 and (iii) at the time of such termination or abandonment, NFB would not be entitled not to consummate the Agreement pursuant to Section 6.2(a) or Section 6.2(b) if the Closing Date were otherwise scheduled to occur on such date of termination or abandonment, then, without limiting any of the Company's or the Company Bank's remedies available under law, NFB shall pay the Company $1,500,000.

         7.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto by a duly authorized instrument in writing signed on behalf of each of the parties hereto.

         7.4. Extension; Waiver. At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

                                 INDEMNIFICATION

         8.1. Obligations of the Company. From and after the Closing Date, the Company shall indemnify, defend and hold harmless NFB and its directors, officers and Affiliates from and against any and all claims, losses, liabilities, costs, penalties, fines and expenses (including attorney's, accountant's, consultant's and expert's fees and expenses), damages, obligations to third parties, expenditures, proceedings, judgments, awards or demands ("Losses") which any of them may suffer, incur or sustain arising out of, attributable to, or resulting from: (a) any inaccuracy in or breach of any of the representations or warranties of the Company made in or pursuant to this Agreement (it being agreed that solely for purposes of establishing whether any matter is indemnifiable pursuant to this clause (a), the accuracy of the representations and warranties made by the Company shall be determined without giving effect to the qualifications to such representations and warranties concerning "materiality," the Company's or the Company Bank's "knowledge," and "Material Adverse Effect," and all such representations and warranties shall be tested as if such qualifications were not included therein); (b) any breach or nonperformance of any of the covenants or agreements made by the Company in or pursuant to this Agreement; (c) the International Business, including without limitation the Transferred Assets or the Transferred Liabilities (whether arising before, on or after the Closing Date), (d) any litigation not set forth on Schedule 2.9 (whether arising prior to, on or after the Closing Date) which arises out of any act or omission of the Company Bank or any of its Affiliates on or prior to the Closing Date and (e) the reconciliation of the Company Bank's accounts with ACS.

         8.2. Adjustments. Notwithstanding any other provisions of this
Agreement:

              (a) The Company shall, and hereby does, indemnify NFB and its Affiliates against and hold each of them harmless from any and all Pre-Closing Tax Liabilities to the extent not discharged on or before the Closing Date; provided, however, that the Company shall not be required to indemnify NFB with respect to Pre-Closing Tax Liabilities unless and until the aggregate Pre-Closing Tax Liabilities exceed the amounts reflected in respect of Pre-Closing Tax Liabilities (other than deferred Tax liabilities in respect of the Domestic Business on the Final

Balance Sheet). Upon the occurrence of such event, the Company shall pay to NFB the amount of such excess, and, thereafter, the Company shall indemnify NFB with respect to all Pre-Closing Tax Liabilities. If, following the expiration of the statute of limitations, including extensions thereof, with respect to all Pre-Closing Periods and the payment of all Pre-Closing Tax Liabilities, the amounts reflected in respect of Pre-Closing Tax Liabilities (other than deferred Tax Liabilities) exceed the Pre-Closing Tax Liabilities, NFB shall pay to the Company the amount of such excess.

              (b) The Company shall, and hereby does, indemnify NFB and its Affiliates against and hold each of them harmless from any and all Pre-Closing Employee Liabilities to the extent not discharged on or before the Closing Date; provided, however, that the Company shall not be required to indemnify NFB with respect to Pre-Closing Employee Liabilities unless and until the aggregate Pre-Closing Employee Liabilities exceed the amounts reflected in respect of Pre-Closing Employee Liabilities on the Final Balance Sheet. Upon the occurrence of such event, the Company shall pay to NFB the amount of such excess, and, thereafter, the Company shall indemnify NFB with respect to all Pre-Closing Employee Liabilities. If, following the payment of all Pre-Closing Employee Liabilities, the amounts reflected in respect of Pre-Closing Employee Liabilities exceed the Pre-Closing Employee Liabilities, NFB shall pay to the Company the amount of such excess.

              (c) Any amounts paid pursuant to Sections 8.2(a) and 8.2(b) shall be with interest for the number of days from the Closing Date (in the event of payments by NFB) or the date such payment was made (in the case of payments by the Company) to the date of payment at, in all cases, the Federal Funds Rate as published in the "Money Rates" section of The Wall Street Journal as of the Closing Date.

              (d) Any amounts paid pursuant to Sections 8.2(a) and 8.2(b) shall be treated as adjustments to the Purchase Price for tax purposes.

              (e) Each of the amounts reflected as liabilities on the Closing Balance Sheet with respect to Transactional Costs, Professional Fees and Current Expenses shall be reduced by the amount of any payment duly made by NFB or any of its Affiliates in respect of such liability following the Closing Date. To the extent that the amount of any such liability is reduced, as a result of payments made by NFB, below zero (a "Deficiency"), the Company shall pay to NFB the absolute value of the amount of such Deficiency with interest on such amount for the number of days from the date the Deficiency arose to the date of payment of the Deficiency by the Company at the Federal Funds Rate as published in the "Money Rates" section of The Wall Street Journal as of the Closing Date.

              (f) If, after all of the liabilities with respect to each of the Transactional Costs, Professional Fees and Current Expenses have been paid by NFB or any of its Affiliates, the amount reflected as a liability with respect to each of the Transactional Costs, Professional Fees and Current Expenses is greater than zero, NFB shall pay the Company the amount of such excess with interest on such amount for the number of days from the Closing Date to the date of such payment at the Federal Funds Rate as published in the "Money Rates" section of The Wall Street Journal as of the Closing Date.

         8.3. Procedure. (a) Any party entitled to be indemnified under this Agreement (an "Indemnified Party") seeking indemnification for any Loss or potential Loss arising from a claim asserted by a third party against the Indemnified Party (a "Third Party Claim") shall give written notice to the Company (the "Indemnifying Party"). Written notice to the Indemnifying

Party of the existence of a Third Party Claim shall be given by the Indemnified Party within 30 days after its receipt of a written assertion of liability from the third party; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article VIII by any failure to provide timely notice of the existence of a Third Party Claim to the Indemnifying Party except and only to the extent that the Indemnifying Party actually incurs an out-of-pocket expense or otherwise has been damaged or prejudiced as a result of such delay. In the event that the Company receives notice from a third party of a claim or potential claim against an Indemnified Party for Taxes, the Company shall give written notice to such Indemnified Party of such claim and such parties shall otherwise comply with the procedures contained herein.

              (b) Except as otherwise provided herein, the Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), any Third Party Claim. If the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall, within 30 days after receiving notice of the Third Party Claim, notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim. If the Indemnifying Party elects not to compromise or defend against the Third Party Claim, or fails to notify the Indemnified Party of its election to do so as herein provided, or otherwise abandons the defense of such Third Party Claim, (i) the Indemnified Party may pay (without prejudice of any of its rights as against the Indemnifying Party), compromise or defend such Third Party Claim and (ii) the costs and expenses of the Indemnified Party incurred in connection therewith shall be indemnifiable by the Indemnifying Party pursuant to the terms of this Agreement.

Notwithstanding anything to the contrary contained herein, in connection with any Third Party Claim (i) for Taxes or (ii) in which the Indemnified Party shall reasonably conclude, based upon the advice of its counsel, that (x) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third Party Claim or (y) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, then the Indemnified Party shall have the right to assume and direct the defense and compromise of such Third Party Claim. In such an event, the Indemnifying Party shall pay the fees and disbursements of counsel to each of the Indemnifying Party and the Indemnified Party. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim (unless the sole relief payable to a third party in respect of such Third Party Claim is monetary damages that are paid in full by the party settling or compromising such claim) over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, except as otherwise provided herein, the Indemnified Party and the Indemnifying Party may each participate, at its own expense, in the defense of such Third Party Claim. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of appropriate confidentiality agreements. Notwithstanding anything to the contrary contained in this paragraph (b), in the event prompt action is required with respect to the defense of a Third Party Claim, the Indemnified Party shall, subject to the terms and conditions of this Article VIII, have the right to assume the defense of such Third Party

Claim; provided, however, that in the event that the Indemnifying Party subsequently elects to assume the defense of such Third Party Claim, then the provisions set forth in this paragraph (b) shall be applicable and the Indemnifying Party shall, subject to the terms and conditions of this Article VIII, reimburse the Indemnified Party for any costs and expenses incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of such Third Party Claim. Notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not settle any Third Party Claim with respect to Taxes without the consent of the Indemnified Party, which consent shall not be unreasonably withheld.

              (c) Notwithstanding the foregoing, if an offer of settlement or compromise is made by a third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the costs and expenses of the Indemnified Party prior to the date the Indemnifying Party notifies the Indemnified Party of the Indemnifying Party's willingness to settle or compromise such Third Party Claim and (B) the aggregate Losses of the Indemnified Party with respect to such claim.

              (d) Any claim on account of a Loss which does not involve a Third Party Claim shall be asserted by written notice given by the party claiming indemnity to the Company. The Company shall have a period for 30 days within which to respond thereto. If the

Company does not respond within such 30-day period, the Company shall be deemed to have accepted responsibility to make payment, subject to the provisions hereof, and shall have no further right to contest the validity of such claim. If the Company does respond within such 30-day period and rejects such claim in whole or in part, the party claiming indemnity shall be free to pursue such remedies as may be available to such party by applicable law.

         Notwithstanding anything to the contrary contained in this Agreement, no claim shall be made against the Company for indemnification under clauses
(a), (b) and (d) of Section 8.1 with respect to any Loss unless the aggregate of all such Losses described in such clauses (a), (b) and (d) of Section 8.1 shall exceed $1,000,000 (the "Basket"), and the Company shall only be required to pay or be liable for any such Losses arising under such clauses in Section 8.1 to the extent that their aggregate amount exceeds the Basket, and then only with respect to Losses incurred in excess of such amount, provided, however, that the Basket contained in this Section 8.3(d) shall not apply to, and dollar-for-dollar recovery shall be available with respect to, Losses suffered, incurred or sustained which arise out of, result from or are attributable to breaches of the representations contained in Sections 2.2 and 2.10 hereof and breaches of the covenants contained in Sections 5.10, 5.15 and Article IX hereof.

         The Indemnifying Party shall not be liable for any breach of representation or warranty hereunder if the Loss therefrom, in any individual case, amounts to $15,000 or less; however, such Losses shall be included in calculating the $1 million threshold established in the immediately preceding sentence, provided, however, that in the case of any Loss exceeding $15,000, subject to the Basket, the entire Loss, and not solely the portion of such Loss in excess of $15,000, shall be indemnifiable by the Indemnifying Party and provided further, however, that where a number of Losses are each individually less than $15,000, but the aggregate of such Losses exceeds $15,000, and all such Losses are based upon, arise from or are attributable to the same or a series of closely related matters, then subject to the Basket, such Losses shall be indemnifiable by the Indemnifying Party pursuant to Section 8.1(a). No indemnification shall be available for any Loss incurred by NFB in respect of the matter listed as item No. 3 in Section 2.9 of the Disclosure Schedule, although if NFB incurs such a Loss at a time when all other Losses in the aggregate are less than the Basket, then the Loss attributable to such item may be applied to the Basket.

              (e) No action or claim pursuant to Section 8.1(a) hereof resulting from breaches of the representations and warranties of the Company or any claim for indemnity in respect thereof shall be brought or made unless, prior to the expiration of the survival period for the applicable representation or warranty as set forth below, the action or claim shall have been the subject of a good faith written notice from the Indemnified Party to the Indemnifying Party which notice specifies in reasonable detail the nature of the claim (it being understood that such written notice may be delivered prior to the incurrence or suffering of a Loss by an Indemnified Party if facts are described in sufficient detail in such notice as to warrant the delivery of a good faith notice in which case the party giving such notice shall be entitled to indemnification in accordance with the provisions hereof notwithstanding that such Loss may occur after the expiration of the applicable survival period). The representations and warranties of the Company contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing and shall expire on the eighteen-month anniversary of the Closing Date, provided, however, that the representations and warranties contained in (i) Section

2.2 shall survive the Closing indefinitely and (ii) Section 2.10 shall survive until 30 days after the expiration of the applicable statute of limitations periods (taking into account extensions thereof). The covenants of any party contained herein (including, without limitation, those relating to indemnification) shall survive the Closing indefinitely other than the covenants contained in Sections 4.1, 5.1, 5.2 (except as provided otherwise therein), 5.3, 5.5, 5.7, 5.8, and 5.9, which shall expire on the eighteen-month anniversary of the Closing Date.

ARTICLE IX

                               CERTAIN TAX MATTERS

         9.1. Tax Returns. (a) Except as otherwise provided in Section 9.3, NFB shall file or cause to be prepared for filing, all Returns of or which include the Company Bank or any of its Subsidiaries (including any amendments thereto) with respect to any taxable period ending on or prior to the Closing Date or treated as ending on the Closing Date pursuant to Section 9.1(b) (a "Pre-Closing Period") with respect to which the due date for filing is after the Closing Date; provided, however, that 30 days before the date on which such Returns are required to be filed, NFB shall provide to the Company copies of such Returns; and, before NFB executes and files such Returns or pays any Taxes shown to be due thereon, the Company shall have the right to object reasonably to anything contained in such Returns that is reported in a manner which is inconsistent with the manner reported in such Returns for the immediately preceding taxable period.

              (b) If, for any federal, state, local or foreign tax purpose, a taxable period of the Company Bank or any of its Subsidiaries does not terminate on the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authority to treat such taxable period for all purposes as a short taxable period ending as of the close of the Closing Date. In any case where applicable law does not permit such an election to be made, then for purposes of this Agreement, the parties shall treat such taxable period as ending on the Closing Date. In such a case, Taxes for the entire taxable period shall be allocated to the period ending on or prior to the Closing Date using an interim-closing-of-the-books method assuming that such taxable period ended at the close of the Closing Date, except that (i) exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a perdiem basis, (ii) real property Taxes shall be allocated in accordance with the principles of Section 164(d) of the Code, (iii) any and all Taxes arising out of, attributable to or incurred in connection with or with respect to the International Business and the transactions contemplated by Section 5.10 shall be allocated to the period prior to the Closing Date. For purposes of this Agreement, any taxable period ending or treated by the parties as ending on the Closing Date shall constitute a Pre-Closing Period.

              (c) To the extent that the Company is subject to an obligation for indemnification with respect to such Returns, the Company shall have the right to object reasonably to anything contained in such Returns that is reported in a manner which is inconsistent with the manner reported in such Returns for the immediately preceding taxable period.

         9.2. Refunds. The Company shall be entitled to any refunds of Taxes attributable to any Pre-Closing Period. NFB shall be entitled to any refund attributable to any period after the Closing date.

         9.3. Conveyance Taxes. The Company and NFB shall each pay one-half of the liability for all sales, transfer, stamp, real property transfer or real property gains and similar Taxes

(collectively "Conveyance Taxes") attributable to, arising out of, or incurred in connection with or with respect to the transactions effected pursuant to this Agreement. The Company agrees to file all required Returns and reports due in connection with the Conveyance Taxes and assumed under this Section 9.2. To the extent the Company and NFB are required to file any joint Returns or reports, the Company will submit to NFB for its review and comment, ten days in advance of the due date for such filing, copies of all such Returns or reports it intends to file and will in good faith consider all comments made by the Bank.

         9.4. Post-Closing Taxes. Notwithstanding anything herein to the contrary, the Company shall have no liability under this Agreement in respect of Taxes of the Company Bank or any of its Subsidiaries attributable to any action (including, without limitation, the Merger), of NFB, the Company Bank or any of its Subsidiaries that occurs after the Closing.

ARTICLE X

                               GENERAL PROVISIONS

         10.1. Expenses. Except as provided in Sections 1.3(b)(ii) and 5.15(f) all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

         10.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a) if to NFB, to:

                      North Fork Bank
                      9025 Route 25
                      Mattituck, New York 11952
                      Attn: Daniel M. Healy, Chief Financial
                              Officer and Executive Vice President

                      with a copy to:

                      Skadden, Arps, Slate, Meagher & Flom
                      919 Third Avenue
                      New York, New York  10022
                      Attn:  William S. Rubenstein, Esq.

and

               (b) if to the Company or the Company Bank, to:

                      Banco Exterior de Espana, S.A.
                      645 Fifth Avenue
                      New York, New York  10022
                      Attn:  Marco Antonio Garcia

                      with a copy to:

                      Davis Polk & Wardwell
                      450 Lexington Avenue
                      New York, New York  10017
                      Attn:  Randal Quarles, Esq.

         10.3. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 19, 1995.

         10.4. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         10.5. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement and the Bank Merger Agreement.

         10.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law.

         10.7. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court, federal or state, within the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

         10.8. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         10.9. Publicity. Except as otherwise required by law or the rules of the NYSE, so long as this Agreement is in effect, neither NFB nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

         10.10. Assignment; No Third Party Beneficiaries. Neither this
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         10.11. Consent to Jurisdiction; Service of Process. The parties hereto hereby exclusively and irrevocably submit to the jurisdiction of the state courts of New York and federal courts located in New York over any action suit or proceeding arising out of or relating to this Agreement and any of the agreements entered into in connection herewith and the Company, the Company Bank and NFB hereby irrevocably agree that all claims in respect of any such suit, action or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such court or any defense of inconvenient forum for the maintenance of such suit, action or proceeding. Each of the parties hereto agrees that a judgment in any such action, suit or pro-ceeding may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law.

         Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding of the nature specified in subsection (a) above by the mailing of a copy thereof in accordance with the provisions of Section 10.2 of this Agreement.

                  IN WITNESS WHEREOF, the Bank, the Company and the Company Bank have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                            BANCO EXTERIOR DE ESPANA, S.A.

                                            By:/s/ Marco A. Garcia
                                               ---------------------------------
                                               Name:  Marco Antonio Garcia
                                               Title: Director General

                                            EXTEBANK

                                            By:/s/ Marco A. Garcia
                                               ---------------------------------
                                               Name:  Marco Antonio Garcia
                                               Title: Chairman

                                            NORTH FORK BANK

                                            By:/s/ John A. Kanas
                                               ---------------------------------
                                               Name:  John A. Kanas
                                               Title: Chairman, Chief Executive
                                                      Officer & President